EXECUTION VERSION

AMENDMENT NO. 5

     AMENDMENT NO. 5 dated as of March 9, 2004 to the Credit Agreement referred to below, among DOANE PET CARE ENTERPRISES, INC., a Delaware corporation (“Holdings”), DOANE PET CARE COMPANY, a Delaware corporation (the “Borrower”), DOANE/WINDY HILL JOINT VENTURE L.L.C., a Texas limited liability company (“Windy Hill”), DPC INVESTMENT CORP., a Delaware corporation (“DPC”), and JPMORGAN CHASE BANK, as administrative agent (in such capacity, the “Administrative Agent”).

     Holdings, the Borrower, the Lenders party thereto and the Administrative Agent are parties to an Amended and Restated Credit Agreement dated as of May 8, 2000 (as amended, waived or modified and in effect immediately prior to the effectiveness of this Amendment No. 5, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit to be made by the Lenders to the Borrower.

     Holdings, the Borrower, the Administrative Agent and the Lenders party thereto wish to amend the Credit Agreement in certain respects and, accordingly, the parties hereto hereby agree as follows:

     Section 1. Definitions. Except as otherwise defined in this Amendment No. 5, terms defined in the Credit Agreement are used herein as defined therein.

     Section 2. Amendments to the Credit Agreement. Subject to the satisfaction of the conditions precedent specified in Section 5 of this Amendment No. 5, but effective as of the date hereof, the Credit Agreement shall be amended as follows:

     2.1. References. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.

     2.2. Definitions.

     A. Section 1.1 of the Credit Agreement shall be amended by inserting the following definitions (or, in the case of any of the following terms that are already defined in the Credit Agreement, by amending and restating in its entirety such term to read as set forth below):

     “Amendment No. 5”: Amendment No. 5 dated as of March 9, 2004 to this Agreement.

     “Amendment No. 5 Effective Date”: the effective date of Amendment No. 5 to this Agreement.

Amendment No. 5

     “Applicable Margin”: for each type of Loan, the rate per annum set forth on the Pricing Grid; provided that (a) on September 30, 2004, such per annum rate as then in effect shall be increased by an additional 0.25% and (b) on March 31, 2005, such per annum rate as then in effect shall be increased by an additional 1.00%.

     “Asset Sale”: any Disposition of property or series of related Dispositions of property by the Borrower or any of its Restricted Subsidiaries (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e) or (f) of Section 7.5).

     “ECF Percentage”: for each fiscal year ending on or after December 31, 2004, 100%.

     “Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in an Assignment and Acceptance, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Revolving Commitments of the Amendment No. 5 Effective Date shall be $50,000,000.

     “Revolving Termination Date”: December 29, 2005.

     B. The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement shall be amended by (i) inserting at the end of clause (f) of the first sentence thereof, the words “(including any dividends or accretion on the Existing Preferred Stock or any Replacement Preferred Stock to the extent not actually paid in cash during such period)” and (ii) deleting the words “of four consecutive fiscal quarters” in the first two lines of the second paragraph thereof.

     C. The definition of “Indebtedness” in Section 1.1 of the Credit Agreement shall be amended by inserting at the end thereof, immediately prior to the period, the following words:

“provided that, notwithstanding anything herein to the contrary, “Indebtedness” shall not include the Existing Preferred Stock or any Replacement Preferred Stock.”

     D. The following definition in Section 1.1 of the Credit Agreement shall be deleted in its entirety: “Permitted Acquisition” (and each reference to such term in the Credit Agreement shall be deleted).

     2.3. Swingline Loans. Section 2.7(b) of the Credit Agreement shall be amended by inserting at the end thereof the following words:

“Notwithstanding anything herein to the contrary, the Swingline Lender agrees with the Revolving Lenders that, if any Swingline Loan remains outstanding for more than five Business Days, it will use reasonable efforts to request Revolving Loans from the Revolving Lenders under this paragraph (b), the proceeds of which will be applied to the repayment of such Swingline Loan.”

Amendment No. 5

     2.4. Commitment Fees, etc. Section 2.8 of the Credit Agreement shall be amended to insert a new paragraph (d) at the end thereof to read as follows:

     “(d) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (a) on September 30, 2004 a fee equal to 1.00% of the Revolving Commitment of such Lender as in effect on such date and (b) on March 31, 2005 a fee equal to 1.25% of the Revolving Commitment of such Lender as in effect on such date.”

     2.5. Mandatory Prepayments and Commitment Reductions. Section 2.11(b) of the Credit Agreement shall be amended to read in its entirety as follows:

     “(b) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event occurring after the Amendment No. 5 Effective Date then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(e); provided that, notwithstanding the foregoing, (i) with respect to any such Asset Sale, such prepayment shall be required only to the extent the amount of such Net Cash Proceeds thereof, together with the aggregate Net Cash Proceeds of all other prior Asset Sales occurring after the Amendment No. 5 Effective Date that have not been applied to a prepayment pursuant to this Section 2.11(b) (other than any Reinvestment Deferred Amount), exceeds $1,000,000, (ii) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events occurring after the Amendment No. 5 Effective Date that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $2,500,000 (or its equivalent in other currencies as of the date of receipt of such proceeds, as determined by the Borrower in good faith based on then prevailing exchange rates) in the aggregate and (iii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(e).”

     2.6. Use of Proceeds. Section 4.16(b) of the Credit Agreement shall be amended to read in its entirety as follows:

     “(b) The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used to (i) finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business and (ii) fund the purchase by the Borrower or any of its Subsidiaries of the equity interests of Doane International Pet Products LLC, a Delaware limited liability company which is 50% owned by the Borrower as of the Amendment No. 5 Effective Date, and/or Effeffe, S.p.a., an Italian company which is 50% indirectly owned by Arovit as of the Amendment No. 5 Effective Date, provided that, in each case, such proceeds are so used substantially contemporaneously with the borrowing thereof.”

Amendment No. 5

     2.7. Additional Information Requirements.

     A. Section 6.1 of the Credit Agreement shall be amended by (a) deleting the word “and” at the end of Section 6.1(a), (b) replacing the period at the end of Section 6.1(b) with a semi-colon followed by the word “and”, and (c) inserting a new Section 6.1(c), immediately after Section 6.1(b), to read as follows:

     “(c) as soon as available, but in any event not later than 30 days after the end of each fiscal month of the Borrower (other than the fiscal month at the end of a fiscal quarterly period), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the corresponding fiscal month in the previous fiscal year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).”

     B. Section 6.2(g) of the Credit Agreement shall be amended to read in its entirety as follows:

     “(g) as soon as available, and in any event no later than 10 days after the first day of each fiscal month (commencing with the fiscal month commencing on or nearest to March 1, 2004), (i) projected cash flow forecasts of the Borrower and its Restricted Subsidiaries for the 13-week period commencing with such first day and (ii) to the extent prepared by the Borrower, updated historical commodity charts, reflecting the Borrower’s and its Domestic Subsidiaries’ current commodity costs.”

     2.8. Inspection of Property; Books and Records; Discussions. Section 6.6 of the Credit Agreement shall be amended by inserting, in clause (b) thereof, immediately after the words “Administrative Agent”, the following words: “including any advisor engaged by the Administrative Agent for such purpose”.

     2.9. Additional Collateral, Etc. Section 6.10(e) of the Credit Agreement shall be amended to read in its entirety as follows:

     “(e) Use its best efforts (i) with respect to each Operating Account and (ii) with respect to each other Deposit Account and each other Securities Account (other than any account the credit balance of which shall not exceed $250,000), to enter into and/or maintain in effect control agreements for the purpose of perfecting the security interests therein granted pursuant to the Guarantee and Collateral Agreement, in each case, with the Administrative Agent and the financial institution at which such account is held, in form and substance reasonably satisfactory to the Administrative Agent (and the Administrative Agent shall be authorized for and on behalf of the Lenders to enter into each such agreement); provided that (subject to Section 6.11), with respect to any such account established after the Amendment No. 5 Effective Date or any such account referred to in clause (ii) above existing on such date that thereafter exceeds the minimum amount specified above with respect thereto, the Borrower shall use such efforts to enter

Amendment No. 5

into such a control agreement therefor within 30 days after the later of the date such account is established or exceeds such minimum amount.”

     2.10. Accounts. Section 6.11 of the Credit Agreement shall be amended to read in its entirety as follows:

     “6.11 Accounts. Maintain each Deposit Account and each Securities Account of any Loan Party (other than any account the credit balance of which shall not exceed $250,000) with one or more of the Lenders.”

     2.11. Financial Condition Covenants. Section 7.1 of the Credit Agreement shall be amended to read in its entirety as follows (and each reference in the Credit Agreement to Section 7.1(a), 7.1(b), 7.1(c) and/or 7.1(d) shall be deemed to refer to Section 7.1 of the Credit Agreement):

     “7.1 Financial Condition Covenants.

     (a) Consolidated Senior Secured Debt Ratio. Permit the Consolidated Senior Secured Debt Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter
ending on or nearest to	Ratio
3/31/04	2.60:1.00
6/30/04	2.60:1.00
9/30/04	2.50:1.00
12/31/04 and thereafter	2.00:1.00

     (b) Minimum Consolidated EBITDA. Permit (i) Consolidated EBITDA as at the last day of any period set forth below to be less than the amount set forth below opposite such period:

Period	Amount
Fiscal quarter ending on or nearest to 3/31/04	$16,200,000
Two fiscal quarters ending on or nearest to 6/30/04	$33,500,000
Three fiscal quarters ending on or nearest to 9/30/04	$56,000,000

and (ii) Consolidated EBITDA as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the amount set forth below opposite such fiscal quarter:

Amendment No. 5

Fiscal Quarter
ending on or nearest to	Amount
12/31/04	$85,000,000
3/31/05	$90,000,000
6/30/05	$95,000,000
9/30/05	$97,000,000
12/31/05	$100,000,000

     2.12. Capital Expenditures. Section 7.7 of the Credit Agreement shall be amended to read in its entirety as follows:

     “7.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Restricted Subsidiaries in the ordinary course of business not exceeding for each fiscal year commencing on or after January 4, 2004, $27,000,000 (or its equivalent in other currencies as of the date of such expenditure, as determined by the Borrower in good faith based on then prevailing exchange rates), provided that no unused amounts for any such fiscal year, or any prior fiscal year, may be carried over to another fiscal year.”

     2.13. Other Covenants Changes. Section 7 of the Credit Agreement shall be further amended as follows:

     A. Section 7.2(h) of the Credit Agreement shall be amended by replacing the amount “$7,500,000” with “$5,000,000”.

     B. Section 7.3 of the Credit Agreement shall be amended as follows:

     (i) Section 7.3(f) shall be amended to read in its entirety as follows:

     “(f) Liens in existence on the Amendment No. 5 Effective Date listed on Schedule 7.3(f) or Liens securing refinanced Indebtedness permitted by Section 7.2(e), provided that (i) no such Lien is spread to cover any additional property after the Effective Date and (ii) the amount of Indebtedness (including the amount of Indebtedness committed thereunder) secured thereby is not increased;”.

     (ii) Section 7.3(j) shall be amended to read in its entirety as follows:

     “(j) Liens not otherwise permitted by this Section 7.3 and arising after the Amendment No. 5 Effective Date so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all of its Restricted Subsidiaries) $5,000,000 (or its equivalent in other currencies as of the date such Indebtedness is incurred, as determined by the Borrower in good faith based on then prevailing exchange rates) at any one time.”

     C. Section 7.5 of the Credit Agreement shall be amended as follows:

     (i) Section 7.5(f) shall be amended to read in its entirety as follows:

Amendment No. 5

     “(f) any Disposition of property or series of related Dispositions of property having a fair market value of less than $100,000 (or its equivalent in other currencies as of the date of such Disposition or the last of such series of Dispositions, as determined by the Borrower in good faith based on then prevailing exchange rates); and”.

     (ii) Section 7.5(g) shall be amended to read in its entirety as follows:

     “(g) Dispositions of other property after the Amendment No. 5 Effective Date, provided that (i) at least 85% of the consideration received in connection with each such Disposition shall be in the form of cash and (ii) the aggregate market value of all such Dispositions shall not exceed $10,000,000 (or its equivalent in other currencies as of the date of such Disposition, as determined by the Borrower in good faith based on then prevailing exchange rates).”

     D. Section 7.6(b) of the Credit Agreement shall be deleted in its entirety and replaced with the words: “(b) [Intentionally deleted];”.

     E. Section 7.8 of the Credit Agreement shall be amended by (i) deleting clause (k) thereof in its entirety and (ii) amending clauses (h), (i) and (j) thereof to read in its entirety as follows:

     “(h) in addition to Investments otherwise expressly permitted by this Section 7.8, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $5,000,000 (or its equivalent in other currencies as of the date such Investment is made, as determined by the Borrower in good faith based on then prevailing exchange rates) net of cash received during such period as a return on capital or other return on or repayment of such Investment, provided that (i) if as a result of any such Investment in any Person’s equity interests such Person shall become a Domestic Subsidiary of the Borrower, the Borrower shall cause such Person to become a Grantor and Guarantor under the Guarantee and Collateral Agreement to the extent required by Section 6.10, (ii) if a Restricted Subsidiary is redesignated an Unrestricted Subsidiary or Joint Venture at any time after the Amendment No. 5 Effective Date, the aggregate amount of Investments permitted under this clause (h) shall be decreased by the aggregate amount invested in such Restricted Subsidiary and (iii) if an Unrestricted Subsidiary or Joint Venture is redesignated a Restricted Subsidiary at any time on or after the Amendment No. 5 Effective Date, the aggregate amount of Investments permitted under this clause (h) shall be increased by the aggregate amount invested in such Unrestricted Subsidiary or Joint Venture after the Amendment No. 5 Effective Date.”

Amendment No. 5

     (i) the Arovit Acquisition and Investments received as consideration pursuant to Section 7.5(g); and

     (j) Investments in Unrestricted Subsidiaries listed in Schedule 4.15 and in Joint Ventures listed in Schedule 7.8(j), in each case as such Investments are in existence on the Amendment No. 5 Effective Date.”

     F. Section 7.10 of the Credit Agreement shall be amended by deleting the proviso in it entirety and inserting in lieu the following:

“; provided that, notwithstanding anything in this Section 7.10 or any other provision of this Agreement to the contrary, no management or similar fees shall be paid or payable by Holdings, the Borrower or any Restricted Subsidiary to any Affiliate at any time from and after the Amendment No. 5 Effective Date.”

     2.14. Expenses, Etc. Section 10.5 of the Credit Agreement shall be amended in to read in its entirety as follows:

     “10.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Co-Lead Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent, and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse the fees and expenses of the Financial Advisor specified in its engagement letter dated January 26, 2004 incurred in connection with its engagement by the Administrative Agent or its counsel relating to Amendment No. 5, (c) to pay or reimburse each Lender and the Agents for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement (including, without limitation, this Section 10.5 or any other similar provision in the other Loan Documents), the other Loan Documents and any such other documents or in connection with any work-out, restructuring or negotiations in respect thereof or in connection with the bankruptcy, insolvency or reorganization with respect to the Borrower or any Restricted Subsidiary, including the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent and the reasonable fees and disbursements of the Financial Advisor or any other advisor engaged by the Administrative Agent or its counsel in connection therewith, (d) to pay, indemnify, and hold each Lender, the Co-Lead Arrangers and the Agents (and their affiliates and their respective officers, directors, employees, advisors and agents) harmless from, any and all recording and filing fees and any and all liabilities with

Amendment No. 5

respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold each Lender, the Co-Lead Arrangers and the Agents and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (including, without limitation, this Section 10.5 or any other similar provision in the other Loan Documents), the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings, the Borrower any of its Subsidiaries or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 15 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Phillip K. Woodlief (Telephone No. (615) 309-1033) (Telecopy No. (615) 309-1191), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.”

     2.15. Annex A (Pricing Grid). Annex A to the Credit Agreement shall be amended and restated in its entirety to read as set forth in Annex A to this Amendment No. 5.

     2.16. Schedule 1.1A (Revolving Commitments). The column setting forth the Revolving Commitments in Schedule 1.1A to the Credit Agreement shall be amended and restated to read in entirety as set forth in Schedule 1.1A to this Amendment No. 5.

     2.17. Certain Other Schedules. Schedules 4.15, 7.3(f), 7.5 and 7.8(j) to the Credit Agreement shall be amended and restated to read in entirety as set forth in Schedules 4.15, 7.3(f), 7.5 and 7.8(j), respectively, to this Amendment No. 5.

Amendment No. 5

     Section 3. Waivers and Consents. Subject to the satisfaction of the conditions specified in Section 5 of this Amendment No. 5, but with effect as of the date hereof, each of the Required Lenders and the Majority Revolving Facility Lenders hereby (a) waive any Default or Event of Default that has occurred and is continuing under the Credit Agreement on the date hereof as a result of the Borrower’s failure to comply, as of January 3, 2004, with Sections 7.1(a), (b), (c) and (d) of the Credit Agreement, (b) agree and consent that for purposes of the calculation of Excess Cash Flow for the fiscal year of the Borrower ending on January 3, 2004, the prepayments of the Term Loans made during such fiscal year pursuant to Section 7.2(k) of the Credit Agreement shall be deducted under clause (b)(iii) of the definition of “Excess Cash Flow” in Section 1.1 of the Credit Agreement and (c) agree and consent that, as of the Borrower’s fiscal year-end on January 3, 2004, each of (i) Pyramid Pet Equipment ApS (“Pyramid Pet”), a wholly owned Danish Subsidiary of Arovit, (ii) the joint stock company Zao Crona, an approximately 51% then owned Russian Subsidiary of Pyramid Pet, and (iii) Doane International Pet Products, LLC, a Delaware limited liability company, shall be deemed to be (and the Borrower hereby designates each such entity as) an Unrestricted Subsidiary for all purposes of the Credit Agreement and the other Loan Documents.

     Section 4. Representations and Warranties. Each of Holdings and the Borrower jointly and severally represents and warrants to the Administrative Agent and the Lenders that (a) after giving effect to this Amendment No. 5, no Default or Event of Default shall have occurred and be continuing and (b) the representations and warranties made by the Loan Parties pursuant to the Loan Documents (including, without limitation, the representations and warranties made by Holdings and the Borrower in Section 4 of the Credit Agreement as amended by this Amendment No. 5) are true and complete on the date hereof as if made on and as of the date hereof (or, if any such representations and warranties expressly relate to any earlier date, as of such earlier date) and as if each reference in said Section 4 to the Credit Agreement or the Loan Documents (or words of similar import) included reference to the Credit Agreement as amended by this Amendment No. 5.

     Section 5. Conditions Precedent. As provided in Sections 2 and 3 of this Amendment No. 5, the amendments to the Loan Documents set forth in said Section 2 and the waivers and consents set forth in said Section 3 shall become effective as of the date hereof upon:

     (i) Counterparts. Receipt by the Administrative Agent of one or more counterparts of this Amendment No. 5 duly executed and delivered by the Borrower, Holdings, Windy Hill, DPC and the Administrative Agent (with the written consent of the Required Lenders and each of the Revolving Lenders provided in the form of the Lender Consent attached hereto as Exhibit A);

     (ii) Opinion of Loan Parties’ Counsel. Receipt by the Administrative Agent of an opinion of counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent (and the Loan Parties hereby instruct such counsel to deliver such opinion to the Lenders and the Administrative Agent);

Amendment No. 5

     (iii) Fees and Expenses. Payment by the Borrower (a) to the Administrative Agent (i) of an extension fee for the account of each Revolving Lender that has executed a Lender Consent in the form attached hereto as Exhibit A in an amount equal to 0.75% of the Revolving Commitment of such Revolving Lender (as in effect immediately after giving effect to this Amendment No. 5) and (ii) of an amendment fee for the account of each Lender that has executed a Lender Consent in the form attached hereto as Exhibit A on or before 5:00 p.m., New York City time, on March 8, 2004, in an amount equal to 0.25% of (i) in the case of each Revolving Lender, the Revolving Commitment of such Revolving Lender (as in effect immediately after giving effect to this Amendment No. 5) and (ii) in the case of each Term Lender, the aggregate unpaid principal amount of the Term Loans held by such Term Lender immediately prior to the effectiveness of this Amendment No. 5, each such fee payable on the date on which this Amendment No. 5 shall become effective, and (b) of such other fees and expenses agreed in writing to be paid by the Borrower in connection with this Amendment No. 5, including, without limitation, the fees and expenses of the Financial Advisor and Milbank, Tweed, Hadley & McCloy LLP, counsel to the Administrative Agent, for which written invoices have been delivered to the Borrower at least one Business Day prior to the Amendment No. 5 Effective Date; and

     (iv) Other Additional Matters. All required corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Amendment No. 5 being reasonably satisfactory in form and substance to the Administrative Agent, and receipt by the Administrative Agent of such other documents in respect of the transactions contemplated hereby as it shall reasonably request.

     Section 6. Ratification of Obligations, Etc. By its execution of this Amendment No. 5, each of the Loan Parties (a) ratifies and reaffirms its obligations under the Credit Agreement (as modified by this Amendment No. 5) to the extent such Loan Party is a party thereto, and under the other Loan Documents to which it is a party, in all respects, and confirms that each such agreement to which it is a party is valid and enforceable against such Loan Party as set forth in Section 4.4 of the Credit Agreement, (b) waives any defense, right of set-off or claim against the Administrative Agent, any Lender or their respective Affiliates, directors, officers, employees, agents, attorneys and representatives to or arising under the Credit Agreement or the other Loan Documents and hereby releases the Administrative Agent, each Lender and their respective affiliates, directors, officers, employees, agents, attorneys and representatives from any liability thereunder or related thereto and (c) agrees that there are no oral agreements or understandings among such Loan Party and the Administrative Agent or any Lender relating to this Amendment No. 5, the Credit Agreement or any other Loan Document.

     Section 7. Limited Waiver; Reservation of Rights. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect; provided that, except as provided in Section 3 of this Amendment No. 5, nothing herein shall constitute a waiver of, or any agreement to provide a waiver of, any existing or future Default or Event of Default. Notwithstanding anything contained herein to the contrary (except as expressly provided in Section 3 of this Amendment No. 5), the Administrative Agent and the Lenders reserve all of its or their respective rights, powers, privileges and remedies under or in respect of the Credit

Amendment No. 5

Agreement and the other Loan Documents, at law, in equity or otherwise in connection with the obligations owing by the Loan Parties thereunder, and all collateral security and/or guarantees therefor, all of which are expressly reserved. This Amendment No. 5 shall not be deemed or otherwise construed to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrower, any other Loan Party or any other Person with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the other Loan Documents or any rights or remedies arising in favor of the Lenders or the Administrative Agent, or any of them, under or with respect to any such documents; or to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among the Loan Parties, on the one hand, and the Administrative Agent and the Lenders (or any of them), on the other hand. Neither the requirements of good faith and fair dealing nor any other theory, concept or argument shall require any Lender to (i) impart upon the Borrower or any other Loan Party any further or greater benefits, (ii) suffer any prejudice or impairment of any kind whatsoever or (iii) tolerate any noncompliance with this Amendment No. 5 and the Loan Documents, because each Lender has bargained for and given valuable consideration for this Amendment No. 5 and the Loan Documents and its creation of express, explicit and objective limits of what benefits each Lender is willing to provide to the Borrower and the other Loan Parties, and what, in return, the Borrower and the other Loan Parties are required to provide to each Lender. This Amendment No. 5 and the Loan Documents provide a clear statement of each Lender’s requirements and obligations and create an agreed upon standard of performance upon which each Lender and the Administrative Agent are entitled to rely in exercising and enforcing their respective remedies under the Credit Agreement and the other Loan Documents.

     Section 8. Acknowledgment and Release. (a) Each of the Loan Parties acknowledges that neither the Administrative Agent nor any Lender has at any time directed or participated in any aspect of the management of the Loan Parties or any of their respective Affiliates or the conduct of the businesses of the Loan Parties, or any of their respective Affiliates, and the Loan Parties, and any of their respective Affiliates, have made all of their respective business decisions independently of the Administrative Agent or any Lender. Notwithstanding any other provision of this Amendment No. 5 or the Credit Agreement, or any other contract or instrument between the Loan Parties, or any of their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, or any of them, on the other hand: (i) the relationship between the Administrative Agent or any Lender, on the one hand, and each of the Loan Parties, or any of their respective Affiliates, on the other hand, shall be limited to the relationship of a lender to a borrower in a commercial loan transaction; (ii) neither the Administrative Agent nor any Lender is or shall be construed as a partner, joint venturer, alter-ego, manager, controlling person or other business associate or participant of any kind of the Loan Parties, or any of their respective Affiliates (or any other Person), and neither the Administrative Agent nor any Lender intends to assume any such status at any time; and (iii) neither the Administrative Agent nor any Lender shall be deemed responsible for (or a participant in) any acts, omissions or decisions of the Loan Parties, or any of their respective Affiliates, or any other Lender or, in the case of Lenders, the Administrative Agent.

     (b) Each of the Loan Parties further acknowledge and agree that they have no claims, demands, damages, suits, cross complaints, counterclaims, conditions, causes of action, debts, offsets, disgorgements or assertions of any kind or nature whatsoever, whether known or

Amendment No. 5

unknown, and whenever or however arising that can be asserted to reduce or eliminate all or any part of their respective liability to repay all amounts owed under the Loan Documents, or to seek any affirmative relief or damages of any kind or nature from the Administrative Agent or Lenders, or any of them, that arises out of or relates to any Prior Event (the “Claims”), and to the extent any such Claims exist, they are fully and forever released as provided in paragraph (c) below. As used herein the term “Prior Event” means any transaction, event, circumstances, action, failure to act or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted or begun prior to the execution of this Amendment No. 5 or occurred, existed, was taken, permitted or begun in accordance with, pursuant to or by virtue of any terms of this Amendment No. 5, the Credit Agreement, the other Loan Documents, the transactions referred to herein and/or therein, or oral or written agreement relating to any of the foregoing, including without limitation any approval or acceptance given or denied.

     (c) Each of the Loan Parties, on behalf of itself, and any Person claiming by, through, or under any of the Loan Parties, (each a “Releasing Party” and collectively the “Releasing Parties”) hereby releases, remises, waives and forever discharges the Administrative Agent, the Lenders and any or all of their respective subsidiaries, Affiliates, directors, officers, employees, agents, attorneys, financial advisors, representatives, successors and assigns, from any and all Claims. This Section 8 shall survive the termination of this Amendment No. 5 or any Loan Document. Each Releasing Party has been advised by counsel with respect to the release contained in this Section 8. Each Releasing Party hereby affirms its intent to waive unknown claims and to waive any statutory protection available in any applicable jurisdiction with respect thereto.

     Section 9. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 5 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 5 by signing any such counterpart. Delivery of an executed signature page of this Amendment No. 5 by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Amendment No. 5 shall be governed by, and construed in accordance with, the law of the State of New York.

Amendment No. 5

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 5 to be duly executed and delivered as of the day and year first above written.

DOANE PET CARE ENTERPRISES, INC.
By:	/s/ PHILIP K. WOODLIEF
	Name:	Philip K. Woodlief
	Title:	VP & CFO

DOANE PET CARE COMPANY
By:	/s/ PHILIP K. WOODLIEF
	Name:	Philip K. Woodlief
	Title:	VP & CFO

DOANE/WINDY HILL JOINT VENTURE L.L.C.
By:	Doane Pet Care Company,
its sole member

By:	/s/ PHILIP K. WOODLIEF
	Name:	Philip K. Woodlief
	Title:	VP & CFO

DPC INVESTMENT CORP.
By:	/s/ PHILIP K. WOODLIEF
	Name:	Philip K. Woodlief
	Title:	VP & CFO

Amendment No. 5

JPMORGAN CHASE BANK, as Administrative Agent
By:	/s/ KATHRYN A. DUNCAN
	Name:	Kathryn A. Duncan
	Title:	Vice President

Amendment No. 5

ANNEX A

PRICING GRID

Revolving Credit Loans
and Tranche A Dollar
Term Loans:
ABR Loans	4.00%
Eurodollar Loans	5.00%
Tranche A Euro Term Loans:	5.00%
Tranche B Term Loans:
ABR Loans	4.00%
Eurodollar Loans	5.00%
Tranche C Term Loans:
ABR Loans	4.00%
Eurodollar Loans	5.00%
Commitment Fee Rate:	1.00%

Amendment No. 5

SCHEDULE 1.1A

REVOLVING COMMITMENTS

	Revolving	Revolving Commitment
	Commitment	as of Amendment No. 5
	Immediately Prior	Effective Date (after
	to Amendment No. 5	giving effect to
Lender	Effective Date	Amendment No. 5)
JPMorgan Chase Bank	$5,828,572.20	$4,857,143.50
Banc of America Strategic Solutions, Inc.	$4,185,714.20	$3,488,095.17
Bank of America, N.A.	$100,000.00	$83,333.33
Harris Trust & Savings Bank	$6,857,142.85	$5,714,285.71
Firstrust Bank	$2,571,428.40	$2,142,857.00
Fleet National Bank	$6,171,428.40	$5,142,857.00
General Electric Capital Corporation	$5,142,857.08	$4,285,714.23
Archimedes Funding III, Ltd.	$1,085,714.20	$904,761.83
Nemean CLO, Ltd.	$3,200,000.00	$2,666,666.67
Master Senior Floating Rate Trust	$4,285,714.20	$3,571,428.50
Oak Hill Credit Partners III, Limited	$5,142,857.08	$4,285,714.23
Addison CDO, Limited	$2,223,109.54	$1,852,590.45
Delano Company	$1,378,954.47	$1,149,128.73
Royalton Company	$683,651.18	$569,709.32
U.S. Bank National Association	$6,857,142.99	$5,714,285.83
Van Kampen CLO I, Limited	$627,505.96	$522,921.63
Van Kampen Senior Income Trust	$1,829,104.12	$1,524,253.43
Van Kampen Senior Loan Fund	$1,829,104.12	$1,524,253.43
Total:	$60,000,000.00	$50,000,000.00

Amendment No. 5

Schedule 4.15
to Credit Agreement

SUBSIDIARIES

Restricted Subsidiaries:

	Jurisdiction of	Percentage
Name	Formation	Owned	Owner
DPC Investment Corp. (formerly known as Doane/Windy Hill Joint Venture Corp.)	Delaware	100%	Borrower
Doane/Windy Hill Joint Venture LLC	Texas	100%	Borrower
Doane Pet Care (Europe) ApS	Denmark	100%	DPC Investment Corp.
A/S Arovit Pet Food	Denmark	100%	Doane Pet Care (Europe) APS
DPC International Limited	United Kingdom	100%	Arovit
Ipes Iberica, S.A. (formerly known as Doane Pet Care Spain, S.L.)	Spain	100%	DPC Int’l Ltd.
Doane Pet Care (UK) Limited	United Kingdom	100%	DPC Int’l Ltd.
Arovit Petfood Deutschland G.m.b.H.	German	100%	Arovit
A/S Arovit Petfood Norway	Norway	100%	Arovit
Arovit Petfood France s.a.r.l.	France	100%	Arovit
Arovit Petfood Italia S.R.L.	Italy	100%	Arovit
Arovit Petfood Spain, S.A.	Spain	100%	Arovit
Arovit Petfood UK Ltd.	United Kingdom	100%	Arovit
Arovit Petfood Benelux B.V.	The Netherlands	100%	Arovit
Carat Tiernahrungsgesellschaft m.b.H.	Austria	100%	Arovit
*Pyramid Pet Equipment ApS	Denmark	100%	Arovit
*Doane Int’l Pet Products LLC	Delaware	50%**	Borrower

*Unrestricted Subsidiary

**Does not include 25% ownership put to Borrower but not yet closed.

Schedule 7.3(f)
to Credit Agreement

EXISTING LIENS

Doane Pet Care Company

Liens securing Ottawa IDB

Liens securing Clinton IDB

Jurisdiction	Secured Party	Filing Information
Secretary of State of Alabama	First American National Bank	1999-15765 filed 4/13/99

	MDFC Equipment Leasing Corp.	1999-40058 filed 9/23/99

Secretary of State of Georgia	MDFC Equipment Leasing	7-99-009919 filed 9/23/99

Secretary of State of Indiana	First American National Bank	2251466 filed 4/19/99

Secretary of State of Iowa	MDFC Equipment Leasing	P043465 filed 9/23/99

Secretary of State of Louisiana	MDFC Equipment Leasing	09-981103 filed 9/29/99

Secretary of State of Minnesota	MDFC Equipment Leasing	2181593 filed 12/1/99

Secretary of State of Missouri	Newcourt Communications Finance Corp.	3031556 filed 5/4/99

	MDFC Equipment Leasing	3077893 filed 9/23/99

Bates County, Missouri	MDFC Equipment Leasing	42908 filed 4/13/99

Jasper County, Missouri	Newcourt Communications Finance Corp.	983 filed 5/4/99

	MDFC Equipment Leasing Corp.	2179 filed 9/24/99

Secretary of State of New York	Jefferson Smurfit Corp.	080656 filed 4/22/96

Rockland County, New York	Jefferson Smurfit Corp.	96-1157 filed 4/22/96

Secretary of State of Ohio	MDFC Equipment Leasing	AP0181369 filed 9/20/99

Fayette County, Ohio	MDFC Equipment Leasing	99-1864 filed 9/24/99

Oklahoma County Clerk	Bank of Oklahoma NA	012815 filed 4/13/97 and N005769 filed 7/24/98

	MDFC Equipment Leasing	0059802 filed 12/22/98; 0059805 filed 12/22/98;
0005507 filed 2/5/99; N0001627 filed 2/17/99;
N0001863 filed 2/24/99; N0007005 filed 9/27/99;
and 0001592 filed 1/6/00

Secretary of State of the
Commonwealth of Pennsylvania	MDFC Equipment Leasing	30751637 filed 9/23/99 and 30751640 filed 9/23/99

Prothonotary of Fayette County,
Pennsylvania	MDFC Equipment Leasing	842-1999ST filed 9/24/99

Prothonotary of Lehigh County,
Pennsylvania	MDFC Equipment Leasing	99UC- 1522 filed 9/24/99

Secretary of State of South Carolina	MDFC Equipment Leasing	990923-102302A filed 9/23/99

Secretary of State of Tennessee	MDFC Equipment Leasing	983613803 filed 11/12/98; 983619429 filed
12/10/98; 983619430 filed 12/10/98; 993002515
filed 1/13/99; 992007494 filed 2/10/99;
993007332 filed 2/22/99; 993048572 filed
9/23/99; 993062549 filed 12/1/99; and 300000211
filed 1/4/00

	First American National Bank	991001503 filed 4/13/99; 991001525 filed 4/13/99
and 991001526 file 4/13/99

Secretary of State of Virginia	MDFC Equipment Leasing	9911127296 filed 11/12/99

Prince William County, Virginia	MDFC Equipment Leasing	058834 filed 9/24/99

Subsidiaries

Indebtedness of Arovit described in Section 7.2(e).

Indebtedness of Ipes and Arovit reflected in financial statements related to FIH Loan Agreement dated January 24, 2002 for loans in an original principal amount of €11 million and secured by Liens on certain assets of Arovit and Ipes.

Schedule 7.5
to Credit Agreement

PERMITTED DISPOSITIONS

Plants and Related Property at following sites:

Vrä Facility in Denmark owned by Arovit

Capital Stock of any of the Unrestricted Subsidiaries

Schedule 7.8(j)
to Credit Agreement

EXISTING JOINT VENTURES

	Jurisdiction of	Percentage
Name	Formation	Owned
Effeffe SpA	Italy	50%

EXHIBIT A

LENDER CONSENT

     Reference is made to the Amended and Restated Credit Agreement dated as of May 8, 2000 (as amended and in effect from time to time, the “Credit Agreement”) among DOANE PET CARE ENTERPRISES, INC., a Delaware corporation (“Holdings”), DOANE PET CARE COMPANY, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and JPMORGAN CHASE BANK, as administrative agent (in such capacity, the “Administrative Agent”), providing, subject to the terms and conditions thereof, for extensions of credit to be made by the Lenders to the Borrower. Capitalized terms used and not otherwise defined herein are deemed to have the respective meanings assigned to such terms in the Credit Agreement.

     The undersigned Lender party to the Credit Agreement hereby (i) consents to Amendment No. 5 to the Credit Agreement, dated as of March 9, 2004 and effective as of the date thereof, substantially in the form to which this Lender Consent is attached (“Amendment No. 5”) and (ii) authorizes and directs the Administrative Agent to execute and deliver Amendment No. 5 on behalf of such Lender.

Full Name of Lender:

By:
Name:
Title:

Date: March    , 2004